UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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Marsh Supermarkets, Inc.

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This filing consists of PowerPoint presentation slides, which will be presented to certain Marsh investors on or after Thursday, September 7, 2006, relating to the Agreement and Plan of Merger, dated as of May 2, 2006, by and among MSH Supermarkets Holding Corp., MS Operations, Inc., and Marsh Supermarkets, Inc.

Disclaimer This presentation includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond Marsh's control. The forward-looking statements and Marsh's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to: uncertainty regarding the purported class and derivative actions filed against Marsh's directors, its former president and Sun Capital Partners, Inc.; uncertainties regarding the approval of the proposed merger with MSH Supermarkets by Marsh shareholders and consummation of the transaction; the entry of new or remodeled competitive stores into Marsh's market areas; the level of discounting and promotional spending by competitors; Marsh's ability to improve comparable store sales; the level of margins achievable in Marsh's operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require Marsh to pay for store merchandise; softness in the local economy; Marsh's ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of Marsh's new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; Marsh's ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. Marsh undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Extensive Auction Process Retained Merrill Lynch to assist with sale process (October 2005) Contacted 27 financial and strategic parties (November 2005) 21 potential buyers signed confidentiality agreements, including customary standstills Ten submitted preliminary indications of interest Based on preliminary indications of interest, selected four financial parties (including Sun Capital Partners) and one strategic party to move forward in process (December 2005) After nearly six months of an active and publicly disclosed sale process, only Sun Capital Partners, one other financial buyer and Cardinal Paragon expressed interest in an acquisition of Marsh (April 2006) Only Sun Capital Partners had substantially completed due diligence, submitted a marked copy of the draft merger agreement and was willing to offer a firm price and enter into a definitive agreement with no financing contingency Marsh's Board of Directors unanimously adopted and approved merger agreement and merger with affiliate of Sun Capital Partners and determined that transaction was in best interests of Marsh and all Marsh shareholders (May 2006) MSH Supermarkets Transaction is the Only Offer Received by Marsh

Compelling Transaction MSH Supermarkets, an affiliate of Sun Capital Partners, to acquire all outstanding shares of both classes of Marsh common stock for $11.125 per share in cash Premium to Marsh's pre-deal stock price and its historical trading prices: 18.0% (Class A) and 21.7% (Class B) above average closing share price for six months prior to public announcement of the letter of intent with Sun Capital Partners 20.0% (Class A) and 28.7% (Class B) above average closing share price for seven days prior to public announcement of letter of intent 5.0% (Class A) and 9.1% (Class B) above closing share price one day prior to public announcement of letter of intent No financing contingency Fairness opinions from Merrill Lynch and Peter J. Solomon Unanimously approved by Marsh's Board of Directors All of Marsh's directors and executive officers intend to vote all of their shares for merger (collectively own 20.0% of Class A and 10.3% of Class B) Customary closing conditions, including the approval of Marsh shareholders Expected to be completed by the end of September 2006 MSH Supermarkets' Offer of $11.125 Per Share in Cash Represents Fair Value for Marsh Shareholders

Historical Stock Performance

- High and low sales prices and dividends paid:

	Class A Common Stock			Class B Common Stock		
	High	Low	Dividends	High	Low	Dividends
Fiscal Year Ending March 31, 2007						
Second Quarter (through August 14, 2006)	$12.18	$11.05	$ 0	$12.00	$10.86	$ 0
First Quarter	$13.50	$ 8.55	$ 0	$13.49	$ 7.83	$ 0
Fiscal Year Ended April 1, 2006						
Fourth Quarter	$10.12	$ 5.56	$ 0	$ 9.85	$ 5.62	$ 0
Third Quarter	$13.49	$ 8.43	$0.13	$13.75	$ 8.39	$0.13
Second Quarter	$14.50	$11.02	$0.13	$16.48	$10.32	$0.13
First Quarter	$12.85	$10.88	$0.13	$15.00	$11.81	$0.13
Fiscal Year Ended April 2, 2005						
Fourth Quarter	$13.00	$11.00	$0.13	$15.00	$12.00	$0.13
Third Quarter	$12.03	$10.67	$0.13	$14.00	$10.70	$0.13
Second Quarter	$14.00	$10.86	$0.13	$13.90	$11.00	$0.13
First Quarter	$15.00	$12.85	$0.13	$14.40	$12.13	$0.13

- Marsh's Class A and Class B common stock traded as low as $5.56 per share and $5.62 per share, respectively, during calendar year 2006, and the lowest of these values were recorded as recently as six months ago
- Very limited trading volume in Class A and Class B common stock
  - Average daily trading volume is less than 8,000 shares (Class A) and 19,000 shares (Class B) of Marsh's common stock
- If the merger with MSH Supermarkets is not consummated, there can be no assurance as to when or if the stock price for the Class A and Class B common stock would equal or exceed $11.125 per share

MSH Supermarkets' Offer of $11.125 Per Share in Cash Represents Fair Value for Marsh Shareholders

Challenging Operating Environment Marsh's traditional retail grocery and convenience store markets have come under significantly increasing competitive pressures Expect as many as 17 competitive stores to open or begin development within Marsh's market area in fiscal 2007; 13 of 17 would be Wal-Mart stores New competitive stores will make it increasingly difficult for Marsh to attain positive increases in comparable store sales Marsh has continued to lose market share to aggressive national players; comparable store sales, excluding gasoline, have declined in each of the last four fiscal years Declining comparable store sales in first quarter of fiscal 2007 Comparable store merchandise sales (which exclude gasoline sales) for first quarter of fiscal year 2007 were 4.9% below Q1 fiscal 2006 comparable store merchandise sales When gasoline sales are included, Marsh's retail sales in comparable supermarkets and convenience stores for Q1 fiscal 2007 were 2.6% below Q1 fiscal 2006 retail sales Comparable sales for fiscal 2006 Comparable store merchandise sales (which exclude gasoline sales) for fiscal 2006 were 1.7% below comparable store merchandise sales in fiscal 2005 When gasoline sales are included, Marsh's retail sales in comparable supermarkets and convenience stores for fiscal 2006 were 0.8% above retail sales for fiscal 2005 Declining credit quality could adversely affect Marsh's ability to refinance senior subordinated notes and secure other financing, including leasing and payment terms from vendors The MSH Supermarkets Offer Provides Significant Value and Certainty to Marsh Shareholders

Sun Capital is the Right and Only Partner for Marsh Sun Capital is right partner for Marsh and its employees, customers and vendors Leading private investment firm focused on investments in market-leading companies that can benefit from its in-house operating professionals and experience More than $3.5 billion of equity capital under management Affiliates have invested in and managed more than 125 companies worldwide, with combined sales in excess of $30.0 billion, since inception in 1995 Significant operating experience Retail experience/investments include: ShopKo, Mervyns, Drug Fair, Rag Shops, Pamida and Mattress Firm, among others Sun Capital is committed to MSH Supermarkets transaction and is prepared to close transaction Sun Capital looks forward to owning and operating Marsh's supermarkets, Village Pantry convenience stores, and other businesses Sun Capital is committed to Marsh's future success

Post-Auction Developments Cardinal Paragon, a company primarily engaged in real estate financing transactions such as sale-leasebacks, partnered with Drawbridge Special Opportunities Investors Cardinal/Drawbridge executed confidentiality agreement (which included standstill provisions) and was provided with select non^public information regarding Marsh Cardinal/Drawbridge submitted a conditional, non^binding indication of interest to acquire Marsh Subject to completion of due diligence, negotiation of definitive merger agreement Never submitted formal and binding offer to acquire Marsh Hamilton Superior Court, Hamilton County, Indiana entered order and judgment holding that Marsh could not pursue Cardinal/Drawbridge indication of interest; denied Cardinal/Drawbridge's motion for interlocutory appeal On June 16, 2006, Marsh filed complaint requesting declaratory judgment clarifying rights and responsibilities under the MSH Supermarkets merger agreement On August 11, 2006, Cardinal/Drawbridge permanently withdrew indication of interest to acquire Marsh and executed letter of intent with MSH Supermarkets to enter into a sale/leaseback for Marsh's real estate following the merger MSH Supermarkets Transaction Remains the Only Offer Received by Marsh

BML's Flawed Analysis Marsh believes that BML's valuation is flawed because it is based solely on a balance sheet basis and on appraised values of Marsh's owned real estate Appraisals are estimates of values based on the stream of rental payments from the supermarket or convenience store operations and do not represent proceeds that could be received on a sale of the real estate absent such operations. Proceeds from sales of empty stores could be considerably below appraised values Appraisals are inherently subjective and represent the opinion of the appraisal firm based on the information available to it Appraisals are based upon numerous assumptions, are subject to numerous qualifications and are conducted as of a given point in time BML's balance sheet valuation does not take into consideration recent results of Marsh's operations, current trends and increasing competition, the need for capital expenditures to maintain Marsh's operations and the need to refinance Marsh's 8^7/8% senior subordinated notes in 2007 Should this transaction not be approved by shareholders, there is substantial risk Marsh would face operating issues and that Marsh's stock could decline to levels well below the transaction value of MSH Supermarkets offer

Conclusion The MSH Supermarkets-Marsh transaction was the result of an extensive and publicly disclosed auction process MSH Supermarkets' all-cash premium offer is and remains the only offer received by Marsh MSH Supermarkets' offer of $11.125 per share represents fair value for Marsh shareholders Sun Capital is the right partner for Marsh and its employees, customers, financing sources and vendors Marsh's Board of Directors unanimously recommends that all shareholders vote FOR the MSH Supermarkets transaction